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                                                                    EXHIBIT 99.2

UNIVERSAL COMPRESSION APPOINTS NEW BOARD MEMBER

HOUSTON, TX - Sept. 28, 2000 -- Universal Compression Holdings, Inc. (NYSE: UCO) today announced the expansion of its Board of Directors from 7 members to 8. With the expansion of the Board, Universal has appointed Edmund P. Segner, III, President and Chief of Staff of EOG Resources, to its Board. Mr. Segner will assume his post on October 1 and his term will expire at the 2002 annual meeting of Universal's stockholders.

Mr. Segner has served as President of EOG Resources since August of 1999 when he was also elected to the Board of Directors. EOG Resources is involved in the exploration for, and the development, production, and marketing of oil and gas reserves.

Mr. Segner was with Enron Corp. since 1988 when he joined the company as Vice President of Public and Investor Relations. He later served as Executive Vice President and Chief of Staff until 1997 when he moved to Enron Oil & Gas Company as Vice Chairman and Chief of Staff. Mr. Segner is a Certified Public Accountant and a member of the Houston Society of Financial Analysts. He is also a Director of the Domestic Petroleum Council.

Universal Compression Holdings, Inc., together with its operating subsidiary Universal Compression, Inc., is headquartered in Houston, Texas, and is a leading natural gas compression service company, providing a full range of rental, sales, operations, maintenance and fabrication services and products to the domestic and international natural gas industry.

Statements about Universal Compression Holdings' in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a certain number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Universal Compression Holdings' control, that could cause actual results to differ materially from such statements. These factors, when applicable, are discussed in Universal Compression Holdings' filings with the Securities and Exchange Commission, copies of which are available to the public. Universal Compression Holdings disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future event, or otherwise.